SETTLEMENT AGREEMENT

1. This Settlement Agreement is entered into by Gwendolyn Slater ("Slater"), Gwenco Inc. ("Gwenco") and for purposes of paragraph 6, Quest Minerals & Mining Corp., ("Quest") on June 30, 2009.

2. This Settlement Agreement relates to In re Gwenco Inc., Chapter 11, Case No. 07-10081 (the "Bankruptcy Case"), Gwenco's Plan of Reorganization under the Bankruptcy Case (the "Plan") and Adversary Proceeding Nos. 09-1005 (Bankruptcy Court E.D. Ky). Capitalized terms used and not otherwise defined herein shall have the meaning assigned to them in the Plan

3. The Parties enter into this Agreement to resolve the disputes that have arisen between them and to avoid the burden, expense and uncertainties of litigation. In entering into this Agreement, the Parties do not admit, and specifically deny, that they breached any contract, violated or breached any duty, engaged in any misrepresentation or deception or violated any federal, state, or local law, or any regulations or guidelines promulgated pursuant to law. Neither this Agreement, nor any of its terms or provisions, nor any of the negotiations connected with it, shall be construed as an admission or concession by any of the Parties of any such violations or failures to comply with any applicable law. Except as necessary in a proceeding to enforce the terms of this Agreement, neither this Agreement nor any of its terms, Exhibits or related judicial orders or findings shall be offered or received as evidence or otherwise in any action or proceeding to establish any liability, admission, fact or thing on the part of or against Plaintiff or Defendants, or to establish the existence or any inference of any fact.

4. This Agreement is a Mutual Release of all claims and causes of action by, between, and among the Parties and all other entities controlled by, owned in part by or associated with Quest Minerals & Mining Inc. The claims mutually released include any and all claims (including any claims, defenses or assertions of rescission, voidness, voidability, illegality, offset or the like), demands, actions, causes of action, rights, offsets, restitution, damages, lawsuits, liens, costs, losses, expenses or liabilities of any kind whatsoever, for any relief whatsoever, including monetary, injunctive or declaratory

relief, or for reimbursement of attorneys' fees, costs or expenses, whether known or unknown, alleged or not alleged in any of the lawsuits referenced above, suspected or unsuspected, contingent or vested, which any Party to this Settlement Agreement has had, now has, or may have in the future which arose out of the events, acts, or omissions that were alleged or that could have been alleged in the lawsuits referenced above. The mutual releases apply to all owners, agents, officers, directors, attorneys, employees and members of any released or releasing party.

5. The Defendant, Gwendolyn Slater, shall have an allowed unsecured claim in the Gwenco, Inc. bankruptcy case 07-10081 in the amount of $161,824.04 (based on an agreed, stipulated, current yearly minimum royalty for the Defendant of $12,700), plus interest in an amount of $40,000 for a total claim of $201,824.04 (the "Slater Allowed Unsecured Claim"), to be paid along with other allowed unsecured claims pursuant to the terms of the Plan when confirmed.

6. The Defendant, Gwendolyn Slater, at her sole option, on the first day of any calendar month following confirmation of the Plan, convert up to $10,000 of the Slater Allowed Unsecured Claim in any calendar month (up to a total of $40,000 over the life of the Plan), of the outstanding unpaid balance of the Slater Allowed Unsecured Claim for a number of shares of Quest Common Stock equal to the quotient obtained by dividing such amount being converted by the Conversion Price. For purposes of this Agreement and the Plan, the Conversion Price shall be determined by taking 85% of the average Per Share Market Value using the five (5) Trading Days immediately preceding the applicable conversion date; provided, however, that in no event shall the Conversion Price be less than the par value of the Quest Common Stock in effect at the time of conversion. Any conversions of the Slater Allowed Unsecured Claim into shares of Quest Common Stock (the "Conversion Shares") shall have the effect of lowering the unpaid balance of the Slater Allowed Unsecured Claim in an amount equal to the applicable

The Conversion Shares issued pursuant to the Plan in exchange for Claims or Interests shall be exempt from laws requiring registration for the offer or sale of such shares or registration or licensing of an issuer of, underwriter of our broker or dealer in such securities to the fullest extent as provided under Section 1145 of the Bankruptcy

Code and Slater agrees not to sell, offer to sell, assign, pledge, hypothecate or otherwise transfer any of the Conversion Shares unless pursuant to an effective registration statement under the Securities Act of 1933, as amended, or pursuant to a valid exemption from registration.

7. Slater recognizes the necessity of an orderly sale of any stock selling on the over-the-counter bulletin board (or any subsequent market on which Quest's common stock is traded) so as to preserve the market capitalization of the Quest Common Stock. So that the Market Capitalization of Quest may be maintained for the benefit of Slater and Quest shareholders, Slater agrees for a period of twenty-four months after the date of this agreement (i) to convert the Slater Allowed Claim into Quest Common Stock or sell any shares in Quest only through a specialty broker chosen from a list of brokers recommended by Gwenco and/or Quest and only in such a manner as to minimize any negative effect the sale may have on the Market Value and Capitalization of Quest Stock; (ii) not to engage in any short sales of Quest Common Stock and (iii) that, while she may sell Conversion Shares, she will not sell any Conversion Shares at the then existing "bid" price for Quest's Common Stock, as reported on the OTC Bulletin Board or on such subsequent market on which the shares of Quest Common Stock are then listed or quoted. Slater understands that no conversions of the Slater Allowed Claim will be allowed until a brokerage firm acceptable to Gwenco and/or Quest has been retained.

8. Slater agrees to support confirmation of the Plan of Reorganization of Gwenco Inc., and to cast a vote for confirmation, so long as the plan incorporates the significant terms of this Settlement Agreement by reference.

9. Gwenco has the right to inform the Bankruptcy Court of the agreement of the parties to dismiss the adversary action, but may refrain from disclosing specific terms unless the Bankruptcy Court requires such disclosure in connection with the motion to approve this Settlement Agreement.

10. The Plan of Reorganization shall contain language to the effect that:

"The Debtor and Gwendolyn Slater ("Slater") have agreed that Slater shall have an Allowed Unsecured Claim in the principal amount of $161,824.04 with $40,000 in accrued interest ($201,824.04 total claim), pursuant to an executory contract dated August 22, 1990, between Slater and Cardinal Land Corporation, a predecessor in interest to Gwenco, that is accepted by the Debtor under this Plan. Slater, may at her sole option, on the first day of any calendar month following confirmation of the Planconvert up to $10,000 of the Slater Allowed Unsecured Claim in any calendar month,(up to a total of $40,000 over the life of the Plan), of the outstanding unpaid balance of the Allowed Unsecured Claim for a number of shares of Common Stock in Quest Mineral & Mining Inc.,, a Utah corporation ("Quest") equal to the quotient obtained by dividing such amount being converted by the Conversion Price. The Conversion Price shall be determined by taking 85% of the average Per Share Market Value using the five (5) Trading Days immediately preceding the applicable conversion date; provided, however, that in no event shall the Conversion Price be less than the par value of the Quest Common Stock in effect at the time of conversion. The Per Share Market Value means on any particular date (a) the closing bid price per share of Quest Common Stock on such date on the OTC Bulletin Board or on such Subsequent Market on which the shares of Quest Common Stock are then listed or quoted, or if there is no such price on such date, then the closing bid price on the OTC Bulletin Board or on such Subsequent Market on the date nearest preceding such date, or (b) if the shares of Quest Common Stock are not then listed or quoted on the OTC Bulletin Board or a Subsequent Market, the closing bid price for a share of Quest Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the shares of Quest Common Stock are not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Payee. Conversions shall have the effect of lowering the unpaid balance of the Allowed Unsecured Claim in an amount equal to the applicable conversion amount. Shares issued by Quest to Slater pursuant to the terms of this Settlement Agreement are issued under the Debtor's Plan of Reorganization in exchange for a claim against the debtor or affiliate and, shall be exempt from laws requiring registration for the offer or sale of such shares or registration or licensing of an issuer of,

underwriter of our broker or dealer in such securities to the fullest extent as provided under Section 1145 of the Bankruptcy Code."

11. The material terms of this Settlement Agreement shall be submitted to the Bankruptcy Court for approval. In the event that the Bankruptcy Court does not approve such agreement, or the Settlement Agreement is objected to by creditors, the parties reserve the right to modify the same in a manner reasonably acceptable to each party.

12. This Settlement Agreement may be executed in multiple counterparts, each one of which shall be deemed an original, but all of which shall be considered together as one and the same instrument. Further, in making proof of this Settlement Agreement, it shall not be necessary to produce or account for more than one such counterpart. Execution by a party of a signature page hereto shall constitute due execution and shall create a valid, binding obligation of the party so signing. It shall not be necessary or required that the signatures of all parties appear on a single signature page hereto.

13. A facsimile or imaged signature on this Settlement Agreement shall be deemed to be an original signature for all purposes. In the event that a suit or a proceeding is brought to enforce the terms of this Settlement Agreement or any document executed in connection herewith, including the detailed Settlement Agreement referred to herein, the plaintiff or movant shall not be required to produce or introduce into evidence a copy of this Settlement Agreement bearing original inked signatures of the parties. A facsimile or imaged signature on this Settlement Agreement shall suffice in any legal proceeding or action to enforce the terms hereof.

14. The failure of a Party to insist upon strict performance of any provision of this Settlement Agreement or to exercise any right, power, or remedy upon a breach hereof shall not constitute a waiver of any provision of this Settlement Agreement or limit such Party's right thereafter to enforce any provision or exercise any right.

15. No modification of this Settlement Agreement shall be valid unless made in writing and duly executed by all Parties.

16. This Settlement Agreement contains the entire understanding of the Parties and supersedes all prior agreements and understandings between the Parties. This agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties unless otherwise provided herein.

17. Any provision herein that is in any way a violation of securities statutes, rules, or regulations, or other laws and regulations, is declared to be void and severable.

18. All Notices hereunder shall be in writing and shall be served on:

James Pruitt
P.O. Box 339
Pikeville, KY 41502

Paul Stewart Snyder
PO Box 1067
Ashland, Ky 41105

Dated: 6/29/2009

GWENDOLYN SLATER
Defendant

GWENCO Inc.

Dated: 7/2/09

EUGENE CHIARAMONTE Jr.
President

QUEST MINERALS & MINING Inc.

Dated: 7/2/09

EUGENE CHIARAMONTE Jr.
President